UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 12, 2007

Wauwatosa Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	000-51507	20-3598485
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11200 W Plank Ct, Wauwatosa, Wisconsin		53226
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	414-761-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a), (c), (d) not applicable.

(b) On June 12, 2007, Barbara J. Coutley notified the Wauwatosa Holdings, Inc. (the "Company") board of directors that she will resign as a member of the board of directors and as Senior Vice President and Secretary of the Company effective December 31, 2007. Ms. Coutley stated that her resignation did not relate to any disagreement on matters relating to Company operations or practicies.

Item 8.01 Other Events.

On June 12, 2007, the board of directors of the Company approved a share repurchase program for approximately 1.4 million shares, or 15% of its outstanding common stock held by shareholders other than Lamplighter Financial, MHC. Repurchases will be made by the Company from time to time in open-market transactions or otherwise as, in the opinion of management, market conditions warrant. As of June 11, 2007, the Company had approximately 300,000 shares remaining to buy under a stock repurchase program for up to 1,494,298 shares as announced on September 5, 2006.

At a special meeting of shareholders held on June 12, 2007, Company shareholders approved a plan of charter conversion to change the Company's charter to that of a federal corporation regulated exclusively by the Office of Thrift Supervision (the "OTS"). As part of the charter conversion, Lampligher Financial MHC will also convert its Wisconsin charter to a federal charter and will be regulated by the OTS. The Company's charter conversion is subject to OTS approval. Pursuant to the plan of charter conversion, the outstanding shares of common stock, par value $0.01 per share, of the Company as a Wisconsin corporation will become, by operation of law, on a one-for-one basis, common stock, par value $0.01 per share, of the Company as a federal corporation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wauwatosa Holdings, Inc.

June 12, 2007	By:	Richard C. Larson

Name: Richard C. Larson
Title: CFO